EXHIBIT 16:1

RESIGNATION LETTER

JANET LOSS, C.P.A., P.C.

CERTIFIED PUBLIC ACCOUNTANT

1780 SOUTH BELLAIRE STREET

SUITE 500

DENVER, CO 80210

                                                                         303.782.8780

                                                                        303.782.0899 FAX

November 15, 2003

The Madonna Corporation

3215 Mathers Avenue

West Vancouver, BC V7V 2K6

Dear Sirs:

RE: Resignation of Auditor

Because of the advent of the Sarbanes-Oxley Act and the increased registration requirements and exposure to potential liability, we have decided that our firm would not seek registration with the Public Oversight Accounting Board and as a result, we find ourselves unable to continue as your Independent Public Accountant.

In accordance with Regulation S-K 304, we resign as auditor of The Madonna Corporation effective immediately.  We confirm that we have issued a standard auditors report for the past two years with no qualifications or modifications.  We also confirm that there has been no disagreements with management on any accounting issues or that a change was recommended by the Board of Directors or the Audit Committee.

Please contact us if you have any questions or concerns.

Yours truly,

Janet Loss, C.P.A., P.C.

s/s Janet Loss

      Janet Loss, CPA